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                                                         EXHIBIT C


             PROFESSIONAL BRANCH MANAGER PHANTOM STOCK AGREEMENT

                          Payment Option Election


Part I. I hereby elect to receive the benefits attributable to the Share Units and corresponding Matched Share Units of my Account under the Agreement in the following manner: (check one)


     a.   ____    in a lump sum one year after the respective
                  Matched Share Units have fully vested;

     b.   ____    in three annual installments with the first of such install-
                  ments occurring one year after the respective Matched
                  Share Units have fully vested;

     c.   ____    in a lump sum upon my termination of employment from
                  Legg (but in no event earlier than one year after the respective Matched Share Units have fully vested); or

     d.   ____    in three annual installments with the first of such
                  installments occurring upon my termination of employment from Legg (but in no event earlier than one year after the respective Matched Share Units have fully vested).

     I understand that if I elect to receive distributions in installments, each installment will be determined by dividing the then value of the amount to be distributed by the number of installments remaining to be paid (including the installment then due). If the total distribution is less than $20,000.00, I understand installment option b and installment option d will not be available and I will receive a single lump sum payment.


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Professional Branch Manager Phantom Stock Agreement
Payment Option Election
Page Two


     I further understand that in the event that my employment with Legg has terminated for any reason and the benefits under this Agreement are to be paid in installments rather than in a single lump sum, then (regardless of whether there has or has not been a merger or Change in Control of LMI or
Legg), I will be deemed to have automatically made an elective transfer to Phantom Treasury Bills.

Part II. I hereby direct that, in the event of my death, any balance in my Account shall be paid to the beneficiary(ies) designated by me in the following manner: (check one)

     a.   ____     in a single lump sum distribution

     b.   ____     continuation of the manner of distribution elected by me
                   pursuant to Part I above.


                                     Employee:


                                     ____________________________
                                     Signature               Date


                                     ____________________________
                                     Print Full Name


Receipt Acknowledged:

LEGG MASON WOOD WALKER, INCORPORATED



By:_________________________________________
     	Signature